Exhibit 99.1

SS&C Technologies Releases Q3 2019 Earnings

Q3 2019 GAAP revenue $1,144.2 million, up 15.3 percent, Fully Diluted GAAP Earnings Per Share $0.36, up 56.5%

Adjusted revenue $1,150.8 million, up 14.7 percent, Adjusted Diluted Earnings Per Share $0.93, up 17.7 percent

WINDSOR, CT, October 31, 2019 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment and financial software-enabled services and software, today announced its financial results for the third quarter ended September 30, 2019.

GAAP Results

SS&C reported GAAP revenue of $1,144.2 million for the third quarter of 2019, up 15.3 percent compared to $992.4 million in the third quarter of 2018. GAAP operating income for the third quarter of 2019 was $227.6 million, or 19.9 percent of GAAP revenue, compared to GAAP operating income of $180.6 million, or 18.2 percent of GAAP revenue, in 2018’s third quarter.

GAAP net income for the third quarter of 2019 was $95.0 million compared to GAAP net income of $57.0 million in 2018’s third quarter, up 66.7%. On a fully diluted GAAP basis, earnings per share in the third quarter of 2019 were $0.36 per share compared to earnings per share of $0.23 on a fully diluted GAAP basis in the third quarter of 2018, up 56.5%.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $1,150.8 million for the third quarter of 2019, up 14.7 percent compared to $1,002.9 million in the third quarter of 2018. Adjusted operating income for the third quarter of 2019 was $425.6 million, or 37.0 percent of adjusted revenue, compared to $344.7 million, or 34.4 percent of adjusted revenue, in 2018’s third quarter, representing a 23.5 percent increase and an increase of 260 basis points in adjusted operating margin.

Adjusted net income for the third quarter of 2019 was $245.3 million, up 22.8 percent compared to $199.8 million in 2018’s third quarter. Adjusted diluted earnings per share in the third quarter of 2019 were $0.93 per share, up 17.7 percent compared to $0.79 per share in the third quarter of 2018.

Third Quarter Highlights:

•

Cash flow provided by operations was $755.0 million for the nine months ended September 30, 2019, an increase of $432.6 million, or 134.2 percent, from $322.4 million for the nine months ended September 30, 2018.

•

Paid down $629.1 million of net debt in the nine months ended September 30, 2019, bringing our net leverage ratio to 4.05 times consolidated EBITDA, and our net secured leverage ratio to 2.98 times consolidated EBITDA.

•	Adjusted operating income margins were 37.0% of adjusted revenue in Q3 2019 compared to 34.4% in Q3 2018.
•	Adjusted consolidated EBITDA increased 21.8 percent to $445.8 million in Q3 2019. Adjusted consolidated EBITDA margin was 38.7 percent of adjusted revenue for the quarter.
•	SS&C’s board approved a $500 million common stock repurchase program on August 8, 2019, and we repurchased 1.3 million shares of SS&C stock at an average price of $45.00 per share.
•	SS&C announced the acquisitions of Investrack on September 12, 2019, and Algorithmics on September 25, 2019.

“SS&C posted strong Q3 results with $1,150.8 million in adjusted revenue, up 14.7 percent, $0.93 adjusted diluted earnings per share, up 17.7 percent and our cash flow for the first nine months was $755.0 million, up 134% from 2018” says Bill Stone, Chairman and Chief Executive Officer. “We had an eventful third quarter, including several management changes, instituting a share repurchase program, and announcing two acquisitions. We are encouraged by the intensity of the newly appointed sales, relationship, and business unit managers, and look forward to closing 2019 strong.”

Operating Cash Flow

SS&C generated net cash from operating activities of $755.0 million for the nine months ended September 30, 2019, compared to $322.4 million for the same period in 2018, representing a 134.2 percent increase. SS&C ended the third quarter with $157.5 million in cash and cash equivalents and $7,724.3 million in gross debt, for a net debt balance of $7,566.8 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 4.05 times consolidated EBITDA as of September 30, 2019. SS&C’s net secured leverage ratio stood at 2.98 times consolidated EBITDA as of September 30, 2019.

Guidance

	Q4 2019	FY 2019
Adjusted Revenue ($M)	$1,154.0 – $1,184.0	$4,610.6 – $4,640.6
Adjusted Net Income ($M)	$247.0 – $264.0	$973.3 – $990.3
Cash from Operating Activities ($M)	–	$1,160.0 – $1,200.0
Capital Expenditures (% of revenue)	–	2.7% – 3.0%
Diluted Shares (M)	267.0 – 265.0	264.7 – 264.4
Effective Income Tax Rate (%)	26%	26%

SS&C does not provide reconciliations of guidance for Adjusted Revenues and Adjusted Net Income to comparable GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. SS&C is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition transactions and integration, foreign exchange rate changes, as well as other non-cash and other adjustments as defined under the Company’s Credit agreement, that are difficult to predict in advance in order to include in a GAAP estimate.  The unavailable information could have a significant impact on Q4 2019 and FY 2019 GAAP financial results.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q3 2019 earnings call will take place at 5:00 p.m. eastern time today, October 31, 2019. The call will discuss Q3 2019 results and our guidance and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Third Quarter 2019 Conference Call”; conference ID #9085246.  In connection with the earnings call, a presentation will be available on SS&C’s website at http://investor.ssctech.com/results.cfm. A replay will be available after 10:00 p.m. eastern time on October 31, 2019, until midnight on November 7, 2019. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #49085246. The call will also be available for replay on SS&C’s website after October 31, 2019; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the fourth quarter and full year of 2019 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc., the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Financial services and healthcare organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C's products and services.

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For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Software-enabled services	$960.0	$827.3	$2,894.7	$1,863.7
License, maintenance and related	184.2	165.1	534.7	446.4
Total revenues	1,144.2	992.4	3,429.4	2,310.1
Cost of revenues:
Software-enabled services	567.9	502.7	1,727.9	1,193.1
License, maintenance and related	74.8	77.4	225.8	220.0
Total cost of revenues	642.7	580.1	1,953.7	1,413.1
Gross profit	501.5	412.3	1,475.7	897.0
Operating expenses:
Selling and marketing	88.0	50.9	261.3	136.3
Research and development	94.9	85.7	283.3	214.2
General and administrative	91.0	93.2	278.0	233.4
Transaction expenses	—	1.9	—	96.4
Total operating expenses	273.9	231.7	822.6	680.3
Operating income	227.6	180.6	653.1	216.7
Interest expense, net	(98.5)	(78.1)	(304.4)	(173.7)
Other (expense) income, net	(10.3)	13.7	27.1	14.8
Equity in earnings of unconsolidated affiliates, net	(0.1)	1.7	2.1	2.8
Loss on extinguishment of debt	—	—	(7.1)	(44.4)
Income before income taxes	118.7	117.9	370.8	16.2
Provision (benefit) for income taxes	23.7	60.9	73.9	(28.3)
Net income	$95.0	$57.0	$296.9	$44.5

Basic earnings per share	$0.38	$0.24	$1.17	$0.20
Diluted earnings per share	$0.36	$0.23	$1.12	$0.19

Basic weighted average number of common shares outstanding	253.3	239.9	252.7	228.1
Diluted weighted average number of common and common equivalent shares outstanding	262.7	252.6	264.1	239.5

Net income	95.0	57.0	296.9	44.5
Other comprehensive loss, net of tax:
Change in unrealized loss on interest rate swaps	(0.5)	—	(3.3)	—
Foreign currency exchange translation adjustment	(62.6)	(54.2)	(31.8)	(84.6)
Total other comprehensive loss, net of tax	(63.1)	(54.2)	(35.1)	(84.6)
Comprehensive income (loss)	$31.9	$2.8	$261.8	$(40.1)

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$157.5	$166.7
Funds receivable and funds held on behalf of clients	1,045.7	1,014.7
Accounts receivable, net	654.7	681.7
Contract asset	15.9	18.5
Prepaid expenses and other current assets	174.3	160.1
Restricted cash	7.0	6.4
Total current assets	2,055.1	2,048.1
Investments	175.8	190.5
Unconsolidated affiliates	232.2	239.3
Property, plant and equipment, net	480.3	553.2
Operating lease right-of-use assets	371.2	—
Contract asset	61.9	31.5
Goodwill	7,825.7	7,858.0
Intangible and other assets, net	4,735.4	5,186.9
Total assets	$15,937.6	$16,107.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$61.1	$87.5
Client funds obligations	1,045.7	1,014.7
Accounts payable	54.3	41.4
Income taxes payable	—	11.1
Accrued employee compensation and benefits	234.6	322.0
Interest payable	0.1	0.2
Other accrued expenses	241.3	199.2
Deferred revenue	262.0	245.7
Total current liabilities	1,899.1	1,921.8
Long-term debt, net of current portion	7,571.3	8,168.5
Operating lease liabilities	347.9	—
Other long-term liabilities	205.2	235.5
Deferred income taxes	1,097.5	1,201.7
Total liabilities	11,121.0	11,527.5
Total stockholders’ equity	4,816.6	4,580.0
Total liabilities and stockholders’ equity	$15,937.6	$16,107.5

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flow from operating activities:
Net income	$296.9	$44.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	582.8	342.9
Equity in earnings of unconsolidated affiliates, net	(2.1)	(2.8)
Net gains on investments	(26.7)	(10.6)
Stock-based compensation expense	55.7	76.1
Amortization and write-offs of loan origination costs and original issue discounts	13.3	9.5
Loss on extinguishment of debt	—	44.4
Loss on sale or disposition of property and equipment	3.1	0.3
Deferred income taxes	(73.6)	(105.9)
Provision for doubtful accounts	4.0	1.8
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	19.1	40.0
Prepaid expenses and other assets	24.7	23.9
Contract assets	(28.1)	(8.6)
Accounts payable	11.4	(86.8)
Accrued expenses	(121.3)	(11.2)
Income taxes prepaid and payable	(27.0)	(28.7)
Deferred revenue	22.8	(6.4)
Net cash provided by operating activities	755.0	322.4
Cash flow from investing activities:
Additions to property and equipment	(48.0)	(28.5)
Proceeds from sale of property and equipment	—	9.6
Cash paid for business acquisitions, net of cash acquired	3.2	(4,633.6)
Additions to capitalized software	(51.1)	(29.3)
Investments in securities	(0.3)	(15.4)
Collection of other non-current receivables	7.7	—
Proceeds from sales / maturities of investments	46.1	28.1
Proceeds from unconsolidated affiliates	2.1	—
Net cash used in investing activities	(40.3)	(4,669.1)
Cash flow from financing activities:
Cash received from debt borrowings	2,150.0	6,873.7
Repayments of debt	(2,779.1)	(2,856.1)
Net increase in client funds obligations	0.8	193.2
Proceeds from exercise of stock options	74.5	74.8
Withholding taxes paid related to equity award net share settlement	(19.2)	(12.7)
Fees paid for debt extinguishment and refinancing activities	(6.0)	(68.7)
Proceeds from common stock issuance, net	—	1,399.0
Purchase of common stock for treasury	(60.3)	—
Dividends paid on common stock	(76.0)	(50.7)
Net cash (used in) provided by financing activities	(715.3)	5,552.5
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.8)	2.5
Net (decrease) increase in cash, cash equivalents and restricted cash	(2.4)	1,208.3
Cash, cash equivalents and restricted cash, beginning of period	1,113.3	64.7
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$1,110.9	$1,273.0

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$157.5	$732.2
Restricted cash and cash equivalents	7.0	13.8
Funds receivable and funds held on behalf of clients	946.4	527.0
	$1,110.9	$1,273.0

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Revenues	$1,144.2	$992.4	$3,429.4	$2,310.1
ASC 606 adoption impact	4.0	7.2	12.1	28.6
Purchase accounting adjustments impact on revenue	2.6	3.3	15.1	7.2
Adjusted revenues	$1,150.8	$1,002.9	$3,456.6	$2,345.9

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Software-enabled services	$960.0	$827.3	$2,894.7	$1,863.7
License, maintenance and related	184.2	165.1	534.7	446.4
Total revenues	$1,144.2	$992.4	$3,429.4	$2,310.1

Software-enabled services	$962.8	$830.5	$2,910.4	$1,869.5
License, maintenance and related	188.0	172.4	546.2	476.4
Total adjusted revenues	$1,150.8	$1,002.9	$3,456.6	$2,345.9

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs, ASC 606 adoption impact and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of our underlying performance.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Operating income	$227.6	$180.6	$653.1	$216.7
Amortization of intangible assets	160.2	114.5	489.8	275.9
Stock-based compensation	17.1	18.4	55.7	76.1
Purchase accounting adjustments (1)	11.4	13.7	41.0	27.0
ASC 606 adoption impact	4.1	7.2	12.3	28.8
Other (2)	5.2	10.3	20.8	163.9
Adjusted operating income	$425.6	$344.7	$1,272.7	$788.4

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, facilities and workforce restructuring, legal settlements and business acquisitions.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted Consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from Consolidated EBITDA. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA to net income.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(in millions)	2019	2018	2019	2018	2019
Net income	$95.0	$57.0	$296.9	$44.5	$355.6
Interest expense, net	98.5	78.1	304.4	173.7	401.6
Provision (benefit) for income taxes	23.7	60.9	73.9	(28.3)	124.1
Depreciation and amortization	190.1	146.2	582.8	342.9	758.5
EBITDA	407.3	342.2	1,258.0	532.8	1,639.8
Stock-based compensation	17.1	18.4	55.7	76.1	76.4
Acquired EBITDA and cost savings (1)	5.5	9.8	39.8	272.7	85.8
Non-cash portion of straight-line rent expense	(0.1)	(0.1)	0.3	(0.2)	0.4
Loss on extinguishment of debt	—	—	7.1	44.4	6.0
Equity in earnings of unconsolidated affiliates, net	0.1	(1.7)	(2.1)	(2.8)	(1.4)
Purchase accounting adjustments (2)	1.9	3.2	12.4	8.0	22.2
ASC 606 adoption impact	4.1	7.2	12.3	28.8	23.7
Other (3)	15.4	(3.3)	(6.3)	149.3	15.1
Consolidated EBITDA	$451.3	$375.7	$1,377.2	$1,109.1	$1,868.0
Less: acquired EBITDA and cost savings (1)	(5.5)	(9.8)	(39.8)	(272.7)	(85.8)
Adjusted Consolidated EBITDA	$445.8	$365.9	$1,337.4	$836.4	$1,782.2

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments, loss on extinguishment of debt and other items, that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2019	2018	2019	2018
GAAP – Net income	$95.0	$57.0	$296.9	$44.5
Plus: Amortization of intangible assets	160.2	114.5	489.8	275.9
Plus: Amortization of deferred financing costs and original issue discount	4.5	3.4	13.3	9.5
Plus: Stock-based compensation	17.1	18.4	55.7	76.1
Plus: Loss on extinguishment of debt	—	—	7.1	44.4
Plus: Purchase accounting adjustments (1)	11.4	13.7	41.0	27.0
Plus: ASC 606 adoption impact	4.1	7.2	12.3	28.8
Plus (Less): Equity in earnings of unconsolidated affiliates, net	0.1	(1.7)	(2.1)	(2.8)
Plus (Less): Other (2)	15.4	(3.3)	(6.3)	149.3
Income tax effect (3)	(62.5)	(9.4)	(181.4)	(184.3)
Adjusted net income	$245.3	$199.8	$726.3	$468.4
Adjusted diluted earnings per share	$0.93	$0.79	$2.75	$1.96
GAAP diluted earnings per share	$0.36	$0.23	$1.12	$0.19
Diluted weighted-average shares outstanding	262.7	252.6	264.1	239.5

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

(3)

An estimated normalized effective tax rate of approximately 26% for the three and nine months ended September 30, 2019 and 26% and 25% for the three and nine months ended September 30, 2018, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.